Exhibit 23.2

D. Brooks and Associates CPA’s, P.A. Certified Public Accountants ● Valuation Analysts ● Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 18, 2016, with respect to the financial statements of AgEagle Aerial Systems, Inc. contained in the Registration Statement of AgEagle Aerial Systems, Inc. on Form S-1.  We hereby consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the heading “Experts.”

D. Brooks and Associates CPA’s, P.A. West Palm Beach, FL May 19, 2016

D. Brooks and Associates CPA’s, P.A. 319 Clematis Street, West Palm Beach, FL 33401 – (561) 429-6225